LETTER TO SHAREHOLDERS WHO ARE BENEFICIAL HOLDERS

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC.

Up to 20,000,000 Shares of Common Stock Offered Issuable Upon the Exercise of Subscription
Rights at $0.04 per Share

June 25, 2009

To Security Dealers, Commercial Banks,
Trust Companies and Other Nominees:

This letter is being distributed to securities dealers, commercial banks, trust companies, and other nominees in connection with the rights offering (the “Rights Offering”) by Hotel Outsource Management International, Inc. (the “Company”) of shares of its common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of non-transferable subscription rights (the “Subscription Rights”) distributed to all holders of record (the “Recordholders”) of Common Stock as of 5:00 p.m., New York City time, on June 25, 2009, 2009 (the “Record Date”). The Subscription Rights are described in the Prospectus, dated June 25, 2009, (the “Prospectus”).

In the Rights Offering, the Company is offering up to an aggregate of 20,000,000 shares of its Common Stock (the “Underlying Shares”) issuable upon the exercise of the Subscription Rights pursuant to the Prospectus. The Subscription Rights will expire, if not exercised, before 5:00 p.m., New York City time, on August 27 , 2009, unless extended by the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each Recordholder will receive one Subscription Right for each whole share of Common Stock owned at 5:00 p.m., New York City time, on the Record Date. Each Subscription Right will allow the holder thereof to subscribe for 0. 2880  shares of Common Stock (the “Basic Subscription Right”) at the subscription price of $0.04 per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock at 5:00 p.m., New York City time, on the Record Date, you would receive 100 Subscription Rights and would have the right to purchase 28.80  shares of Common Stock (rounded down to 22 shares, with the total subscription payment being adjusted accordingly, as discussed in the Prospectus) for $0.04 per full share pursuant to your Basic Subscription Right.

In addition, each holder of Subscription Rights who exercises the Basic Subscription Right in full will be eligible to also exercise an over-subscription privilege (“Over-Subscription Privilege”) to subscribe for a portion of any shares of Common Stock that are not purchased by the Recordholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and the limitations described in the Prospectus. The maximum number of shares of Common Stock that could be purchased pursuant to the Over-Subscription Privilege will be determined according to the following formula based on the Recordholder’s percentage ownership of the Company’s outstanding Common Stock at 5:00 p.m., New York City time, on the Record Date: the total number of Unsubscribed Shares multiplied by a number equal to five times the Recordholder’s ownership percentage of the outstanding Common Stock as of the Record Date. For example, if a Recordholder owned 2% of the outstanding Common Stock at 5:00 p.m., New York City time, on the Record Date, the Recordholder may purchase up to 10% of the Unsubscribed Shares pursuant to the Recordholder’s Over-Subscription Privilege. Each Recordholder can determine its ownership percentage by dividing the number of Subscription Rights received in the Rights Offering by 69,453,364, the number of outstanding shares of Common Stock at 5:00 p.m., New York City time, on the Record Date.

The Subscription Rights are evidenced by Rights certificates (the “Rights Certificate”) registered in the Recordholder’s name or its nominee. Subscription Rights may not be sold, transferred, or assigned; provided, however, that the Subscription Rights are transferable by operation of law (for example, a transfer of the Subscription Rights to the estate of a recipient upon the recipient’s death).

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of Standard Registrar & Transfer Co. Inc. (the “Subscription Agent”) incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Subscription Agent.

Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to the Use of Hotel Outsource Management International, Inc. Rights Certificates;

3.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

4.	Notice of Guaranteed Delivery for Rights Certificates Issued by Hotel Outsource Management International, Inc.;

5.	Nominee Holder Certification; and

6.	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate (or Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, before 5:00 p.m., New York City time, on the Expiration Date. Failure to return the properly completed Rights Certificate with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A Subscription Rights holder cannot revoke the exercise of Subscription Rights. Subscription Rights not exercised before 5:00 p.m., New York City time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the company. You may contact the company at 212-344-1600.

Very truly yours,

Hotel Outsource Management International, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC., THE SUBSCRIPTION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.